Exhibit 1.01

TERMS AGREEMENT

April 24, 2006

Citigroup Funding Inc.

388 Greenwich Street, 38th Floor

New York, New York 10013

Attn: Treasury Capital Markets

Ladies and Gentlemen:

We understand that Citigroup Funding Inc., a Delaware corporation (the “Company”), proposes to issue and sell $35,800,000 aggregate principal amount of its Premium mAndatory Callable Equity-linked secuRitieS (PACERSSM) Based Upon the Common Stock of Valero Energy Corporation Due April 28, 2008 (the “PACERS”). The payments due under the PACERS will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the “Underwriter”) offers to purchase 3,580,000 PACERS for an amount equal to $34,994,500 (97.75% of the aggregate principal amount). The Closing Date shall be April 27, 2006 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The PACERS shall have the following terms:

Title:	Premium mAndatory Callable Equity-linked secuRitieS (PACERSSM) Based Upon the Common Stock of Valero Energy Corporation Due April 28, 2008.

Maturity:	April 28, 2008.

Maturity Payment:	Holders of the PACERS will be entitled to receive at maturity payment described in the section “Description of the PACERS – Payment at Maturity” in the Prospectus Supplement dated April 24, 2006 relating to the PACERS).

CFI PACERS VLO Due 2008

Terms Agreement

Interest Rate:	The PACERS do not bear interest. No payments on the PACERS will be made until maturity unless the Company is required to call the PACERS (as described below).

Initial Price To Public:	100% of the principal amount thereof

Mandatory Call Feature:	The Company is required to call the PACERS, in whole, but not in part, if the closing price of Valero Energy common stock on any trading day during the semi-annual three trading day periods starting on and including October 24, 2006, April 24, 2007, October 24, 2007 or April 21 2008 is greater than or equal to $65.65, 95% of the Initial Share Price of $69.10.

Mandatory Call Premium:	If the PACERS are called, holders of the PACERS will receive a call price in cash for each PACERS they then hold equal to the sum of $10 and the Mandatory Call Premium (as defined in the Prospectus Supplement dated April 24, 2006 relating to the PACERS).

Trustee:	The Bank of New York.

Indenture:	Indenture, dated as of June 1, 2005.

All the provisions contained in the document entitled “Citigroup Funding Inc. – Debt Securities – Underwriting Agreement Basic Provisions” and dated March 10, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

The Underwriter hereby agrees in connection with the underwriting of the PACERS to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

CFI PACERS VLO Due 2008

Terms Agreement

Michael S. Zuckert, Esq. is General Counsel, Finance and Capital Markets of the Guarantor and legal counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and the Guarantor.

Please accept this offer no later than 9:00 p.m. on April 24, 2006, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

CFI PACERS VLO Due 2008

Terms Agreement

“We hereby accept your offer, set forth in the Terms Agreement, dated April 24, 2006, to purchase the PACERS on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Richard T. Chang
Name:	Richard T. Chang
Title:	Managing Director

ACCEPTED:

CITIGROUP FUNDING INC.

By:	/s/ Geoffrey S. Richards
Name:	Geoffrey S. Richards
Title:	Vice President and Assistant Treasurer

CITIGROUP INC.

By:	/s/ Charles E. Wainhouse
Name:	Charles E. Wainhouse
Title:	Assistant Treasurer

CFI PACERS VLO Due 2008

Terms Agreement

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